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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:    Jerry W. Nix, Senior Vice President - Finance
            George W. Kalafut, Executive Vice President - Finance
            & Administration
            (770) 953-1700


                              GENUINE PARTS COMPANY
                       DECLARES REGULAR QUARTERLY DIVIDEND
                      AND ANNOUNCES SHAREHOLDER RIGHTS PLAN


Atlanta, Georgia, November 15, 1999 - The Board of Directors of Genuine Parts Company (NYSE: GPC) today declared a regular quarterly cash dividend of 26 cents per share on the Company's common stock.

The dividend is payable January 3, 2000 to shareholders of record December 3, 1999.

Genuine Parts Company also announced today that its Board of Directors has approved a Shareholder Rights Plan replacing a similar plan adopted in 1989 which expires on November 20, 1999. Unlike the expiring Rights Plan, the new Rights Plan does not contain a continuing director provision.

Under the new Rights Plan which is effective on November 15, 1999, a dividend of one Right for each outstanding share of common stock will be distributed to shareholders of record at the close of business on November 25, 1999.

The Rights will be exercisable only ten days after a person or group acquires beneficial ownership of 20% or more of the Company's common stock or commences a tender or exchange offer to acquire 20% or more of the Company's common stock, without prior approval of the Company's Board of Directors. If either event occurs, each Right would entitle its holder (other than the person or group that exceeded the threshold) to purchase, at an the applicable exercise price, a number of shares of Genuine Parts Company common stock having a market value equal to twice such exercise price.

Also, if Genuine Parts Company were to be acquired in a merger or other business combination initiated by a person or group that had acquired 20% or more of the Company's outstanding stock, without prior approval of the Company's Board of Directors, each Right would entitle its holder (other than the person or group that exceeded the threshold) to purchase, at the applicable exercise price, a number of common shares in the acquiring company having a market value equal to twice such exercise price.

Upon being distributed, the Rights will automatically attach to and trade with all shares of Genuine Parts Company common stock. The Rights will not trade separately from the common stock unless and until they become exercisable. The Board of Directors of the Company may amend or terminate the Rights at any time prior to the Rights becoming exercisable. Unless earlier terminated or exchanged by the Board of Directors, the Rights will expire on November 15, 2009.


                                    (Cont.)

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Genuine Parts Company is a distributor of automotive replacement parts in the
U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary.
S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Western Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico. Genuine Parts Company had 1998 revenues of $6.6 billion and net income of $355.8 million.

Various statements in this release may constitute forward-looking statements. Actual results may differ materially from those indicated as a result of various important factors, which are discussed in Genuine Parts Company's most recent Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.